EXHIBIT 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports Second Quarter Results

ALPHARETTA, GEORGIA — August 8, 2006 (NYSE:NP) — Neenah Paper, Inc. today reported consolidated net income of $73.3 million for the second quarter 2006, or $4.94 per diluted common share, compared with net income of $6.8 million, or $0.46 per diluted common share, during the second quarter of 2005. Consolidated net income in 2006 included an after-tax gain of $75.7 million, or $5.11 per diluted common share, from the June sale of approximately 500,000 acres of Nova Scotia timberlands. Excluding the gain on sale of the timberlands and losses from discontinued operations discussed below, earnings were $0.57 per diluted common share in the second quarter 2006, compared with $0.62 per diluted common share in the second quarter 2005.  Net sales for the second quarter 2006 increased 10 percent versus the prior year to $142.8 million.

As a result of  plans in place to transfer the Terrace Bay pulp mill to Buchanan Forest Products, as of June 30, 2006 Terrace Bay operations have been classified as discontinued operations for all periods presented. Consequently, results from Terrace Bay are not included in continuing operations, including segment information. Losses from discontinued operations were $0.74 per diluted common share in the second quarter 2006 and $0.16 per diluted common share for the same period in 2005.

Fine Paper second quarter 2006 net sales were $57.3 million, compared with sales of $56.8 million in the same quarter last year, reflecting higher average selling prices and stable volumes. Operating income for the current quarter was $15.5 million, compared with $16.0 million in 2005. Operating income declined as a result of higher costs for raw materials and energy which were only partly offset by higher average selling prices.

Technical Products net sales of $33.8 million in the second quarter of 2006 compared with $34.4 million in the same period of 2005. The decrease in sales reflected a less favorable sales mix of certain higher value specialty papers, which also contributed to an overall volume decline of two percent compared with the prior year. Operating income for the quarter was $2.9 million, compared with $3.1 million in the second quarter of 2005. The decline in operating income was due to the less favorable sales mix and increased costs of raw materials and energy, partly offset by higher selling prices.

Net sales for Pulp of $52.1 million in the second quarter exceeded sales of $39.1 million for the same period of 2005.  The higher sales reflected a 40% increase in units shipped, due to both record production levels in the second quarter of 2006 and unusually low shipments in 2005 resulting from timing of customer deliveries. Net sales also reflected increased losses on pulp hedging contracts in 2006. Operating income for the current quarter was $123.1 million, including $122.6 million from the gain on the sale of timberlands. Excluding this gain, operating income in 2006 was $0.5 million, compared to $1.1 million in the second quarter of 2005. Versus the prior year, a stronger Canadian dollar and higher energy and material prices were only partly offset by manufacturing efficiencies and higher selling prices. Quarterly results included a net gain of $1.1 million from hedging transactions in 2006 versus a loss of $0.3 million from these transactions in the second quarter of 2005.

Discontinued Operations

The company’s Terrace Bay pulp operations are included in discontinued operations. During the second quarter, the mill remained down due to a strike by woodlands employees. Shipments continued out of inventory, resulting in net sales of $13.3 million on volume of approximately 23,600 metric tons. The remaining inventory of 4,700 metric tons was shipped in July. Pre-tax losses from discontinued operations were $17.6 million in the second quarter 2006 and $3.7 million in the second quarter 2005. Results in 2006 included $6.4 million for severance payments and an accrual of $6.0 million for estimated losses on disposal under terms of the sale agreement with Buchanan.

In accordance with this agreement, Neenah Paper will initiate plans to curtail and settle its Ontario, Canada defined benefit pension plan. Estimated cash costs for this are $18 million, with an initial $11 million payment anticipated in the third quarter. The company expects to book noncash charges of approximately $72 million related to pension curtailment and settlement, with a charge of $22 million anticipated in the third quarter.

Year-To-Date

For the six months ending June 30, 2006, net income was $74.2 million, or $5.01 per diluted share, compared with $9.5 million, or $0.64 per diluted share, in 2005. Results in 2006 included a gain of $5.11 per diluted share related to the sale of timberlands.

Excluding the gain on the timberlands sale, earnings per share from continuing operations for the first six months were $0.80 in 2006 versus $1.22 in 2005. Lower net income in 2006 was due to higher costs for raw materials and energy, a stronger Canadian dollar and higher corporate expenses resulting from the adoption in January 2006 of SFAS 123R to expense stock-based compensation, and the amortization of a capital investment in a new ERP system. These costs were partly offset by increased selling prices and higher pulp volumes. Year to date net sales in 2006 were $275.7 million, up two percent versus 2005, with higher sales of pulp and fine paper offsetting a decline in technical products.

Losses from discontinued operations were $0.90 per diluted common share for the first six months of 2006 and $0.58 per diluted common share for the same period in 2005.

Outlook

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “We were pleased to see our businesses gain momentum versus the first quarter despite the continued impact of higher raw material and energy prices. Operational cash flows were strong, helped in part by additional reductions in working capital at Terrace Bay. While the third quarter is typically a slower period, with lower seasonal sales and added costs for annual mill downs, we should begin to see the benefits of mix improvements in Technical Products and a price increase in Fine Paper that was implemented at the end of June.

“In addition, we have continued to move quickly to execute strategic actions that support our objectives of evolving Neenah Paper into a leading fine paper and technical products company and unlocking value in our pulp operations. The transfer of Terrace Bay makes Neenah Paper a much stronger company and positions us to deliver increasing value to shareholders in the future.”

Accounting for Gain on Timberlands Sale

In June 2006, the Company completed, and received cash proceeds for, the sale of approximately 500,000 acres of Nova Scotia timberlands. In conjunction with the sale, the Company also entered into a fiber supply agreement with the purchaser, expiring on December 31, 2010.  The Company has determined that the sale qualifies for gain recognition under the “full accrual method” described in Financial Accounting Standard No. 66, Accounting for Sales of Real Estate (“FAS 66”). As a result, the Company recognized an after-tax gain of $75.7 million, or $5.11 per diluted share, in the second quarter. On a pre-tax basis, a gain of $122.6 million was recognized in the second quarter and approximately $9.0 million, related to the estimated fair value of the fiber supply agreement, was deferred and would be amortized over the life of the agreement.

However, as described in FAS 66, aspects of the Company’s fiber supply agreement may be interpreted as continuing involvement with real estate, which would prohibit immediate recognition of the gain on sale and require the Company to defer all or some of the gain recognition until such continuing involvement ceases. To resolve this issue, the Company has asked the Office of the Chief Accountant of the SEC (the “SEC Staff”) to evaluate the Company’s conclusion and has provided the basis for its determination that immediate gain recognition under the “full accrual method” in FAS 66 is appropriate. This process is ongoing and the SEC Staff has not completed its evaluation of our accounting for the sale of the timberlands. There can be no certainty that the SEC Staff will ultimately agree with the Company’s position.

The timing of gain recognition has no impact on the cash flows related to the sale.

CONFERENCE CALL

Neenah Paper’s conference call to discuss second quarter earnings and other matters of interest will be held at 11 a.m. (Eastern) on Wednesday, August 9.  The call will be simultaneously broadcast over the World Wide Web, and stockholders and other interested parties are invited to listen to the live broadcast by following the instructions set out in the Investors section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site and a replay of the call will be available at the site through August 31.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the labor situation in Ontario and the ability of the company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.